EXHIBIT 10.2

WW INTERNATIONAL, INC.

February 25, 2025

Jacqueline Cooke

Via Email

Re: Retention Award Agreement

Dear Jacqueline:

As you know, we consider your leadership and continued service and dedication to WW International, Inc., a Virginia corporation (together with its subsidiaries, the “Company”) important to the success of our business and the Company’s long-term future. To incentivize you to remain employed with the Company as it evaluates strategic alternatives and initiatives, and in consideration of your commitment to remain employed by the Company and its affiliates through the Retention Date (as defined below) we are pleased to offer you a retention award. Capitalized terms used but not defined in this letter agreement have the meaning set forth on Exhibit A.

1.
Retention Award. As soon as practicable following the date hereof, the Company will pay you a lump sum cash retention award in the amount of $1,000,000 (your “Retention Award”), less applicable taxes and other withholdings, which also serves as your annual bonus award for 2025, subject to and in consideration of the terms and conditions of this letter agreement, including the exhibits attached hereto (together, this “Agreement”).
2.
Termination; Clawback. If, prior to the earlier of (a) January 31, 2026 and (b) 60 days following the consummation of a Change in Control (such earlier date, the “Retention Date”), you resign without Modified Good Reason prior to a Change in Control, you resign without “good reason” or any similar term (as such term or similar term may be defined in any other agreement or arrangement you are a party to or of which you are a beneficiary) after a Change in Control, or the Company terminates your employment for Cause, you agree to promptly repay to the Company, within 15 days of your termination date, the full amount of the Retention Award. For the avoidance of doubt, however, if you are terminated by the Company without Cause, you resign for Modified Good Reason prior to a Change in Control, you resign for “good reason” or any similar term (as such term or similar term may be defined in any other agreement or arrangement you are a party to or of which you are a beneficiary) on or after a Change in Control, or your employment terminates due to your death, such clawback shall be waived if you (or your representative, in the event of your death) timely execute, return to the Company and do not revoke a release of claims in favor of the Company in a form provided by the Company and comply with all restrictive covenants to which you are subject in favor of the Company and any of its subsidiaries. If you fail to repay the full amount of the Retention Award when due to the Company pursuant to the immediately preceding sentence, the Company may recover from you any such un-repaid amounts, including by offsetting any other compensation or benefits due to you, subject to applicable law, and you will be obligated to reimburse the Company for all legal expenses and other costs incurred by the Company in its attempts to recover the full amount of the Retention Award.
3.
Waivers; Modified Good Reason. In consideration of the Retention Award, you hereby agree that (a) you waive any right you have under any offer letter or any other agreement with the Company to receive any annual bonus opportunity for 2025 other than the Retention Award, (b) you waive any right that you may have under any offer letter or any other agreement with the Company to receive any equity awards in or in respect of any period in 2025 that occurs prior to a Change in Control, and (c) prior to a Change in Control, “good reason” or any similar term (as such term or similar term may be defined in any other agreement or arrangement you are a party to or of which you are a beneficiary) will be replaced with the definition of

2

Modified Good Reason. For the avoidance of doubt, on or following a Change in Control, you shall continue to have any and all rights that you may have to receive any compensation or benefits from the Company upon a resignation for “good reason” or any similar term (as such term or similar term may be defined in any other agreement or arrangement you are a party to or of which you are a beneficiary).
4.
Restrictive Covenants. In consideration of the Retention Award, you hereby agree to be bound by the terms of the Restrictive Covenant Agreement attached hereto as Exhibit B. You recognize and acknowledge that these restrictions and limitations are reasonable and valid in all respects and are essential to protect the value of the business and assets of the Company. Such covenants shall be in addition to, and shall not replace or supersede, any other restrictive covenants you are subject to in favor of the Company.

This Agreement and the rights hereunder are not assignable except to your estate upon death, or by the Company to any successor of the Company (including an acquiror of substantially all of its assets). The Company is obligated to assign this Agreement to any successor of the Company (including an acquiror of substantially all of its assets). This Agreement is governed by the laws of State of New York, without regard to principles of conflict of laws, and sets forth the entire understanding between the Company and you regarding the contents hereof. This Agreement may be executed in counterparts (including electronic), each of which shall be deemed an original and all together the same agreement. This Agreement may only be amended by written agreement between you and the Company. You are hereby advised to consult with an attorney before entering into this Agreement.

To accept this Agreement, please sign where indicated below and return your executed Agreement to the Company by March 7, 2025.

Sincerely,
WW INTERNATIONAL, INC.

By:	/s/ Tara Comonte
Name:	Tara Comonte
Title:	Interim Chief Executive Officer

By signing this Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You represent and warrant that you have read this Agreement have consulted with your own advisors (if you so choose) regarding its terms and are fully aware of its content and legal effect. You commit to remaining employed by the Company and its affiliates through the Retention Date. You acknowledge that in executing this Agreement you have not relied on any oral or written representations or understandings other than those explicitly contained herein.

Accepted and agreed as of the date first set forth above:

/s/ Jacquie Cooke
By: Jacqueline Cooke

Exhibit A

Defined Terms

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

“Cause” means the occurrence of any of the following: (a) your willful and continued failure to perform substantially all of your duties for the Company (other than any such failure resulting from incapacity due to physical or mental illness) for a period of 10 days following a written demand for substantial performance that is delivered to you by the board of directors of WW International, Inc. (the “Board”), which specifically identifies the manner in which the Board believes you have not substantially performed your duties; (b) dishonesty in the performance of your duties with the Company; (c) your indictment for, conviction of, or plea of guilty or nolo contendere to, a crime under any applicable national, federal, state or local law (including common law) constituting (i) a felony or (ii) a misdemeanor involving moral turpitude; or (d) your willful malfeasance or willful misconduct in connection with your duties with the Company or any act or omission which is injurious to the financial condition or business reputation of the Company or its Affiliates.

“Change in Control” means the occurrence of one or more of the following events:

(a)
any “Person” or “Group,” in each case within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes the “Beneficial Owner,” within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of members of the Board;
(b)
a reorganization, recapitalization, restructuring, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the entity resulting from such Corporate Transaction (or the parent of such entity) are beneficially owned subsequent to such transaction by the Person or Persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of the company immediately prior to such Corporate Transaction and in substantially the same proportion as before such Corporate Transaction (“WWI Persons”); provided, however, to the extent that any such Person or Persons also beneficially own outstanding voting securities in the other party to the Corporate Transaction (the “Counter Party Securities”) immediately prior to consummation of such Corporate Transaction, the Counter Party Securities shall be excluded from the calculation described herein as owned by WWI Persons; or
(c)
the sale, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any Person or the liquidation or dissolution of the Company.

Notwithstanding the preceding or any provision of Rule 13d-3 of the Exchange Act, a Person or Group shall not be deemed to beneficially own securities of the Company that are subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of such securities in connection with the transactions contemplated by such agreement.

A-1

For the avoidance of doubt, a recapitalization whereby the Company’s debt is restructured and the Company’s creditors do receive equity in the Company in exchange for the Company’s debt shall be considered a Change in Control to the extent that the creditors hold, immediately after the consummation of such restructuring, 50% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of members of the Board.

“Modified Good Reason” means the occurrence of the following, without your consent: (a) your ceasing to report to the Chief Executive Officer of the Company, (b) a material reduction to your base salary, or (c) a change in your primary place of performance of your role by more than twenty-five miles.

A-2

Exhibit B

Restrictive Covenant Agreement

(See attached)

WW International, Inc.

Restrictive Covenant Agreement

WHEREAS, Jacqueline Cooke (“Employee”) desires to enter into this Restrictive Covenant Agreement (this “Agreement”) in connection with the Retention Award Agreement (the “Retention Agreement”), to which this Agreement is attached, and pursuant to which Employee is receiving certain payments and benefits of value from WW INTERNATIONAL, INC. (the “Company”).

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in the Retention Agreement, the adequacy and sufficiency of which are hereby acknowledged, Employee hereby agrees as follows:

1.
Confidentiality; Return of Property.
(a)
Employee will not disclose or use at any time, any Confidential Information (as defined below) of which Employee is or becomes aware, whether or not such information is developed by Employee, except (i) to the extent that such disclosure or use is directly related to and required by Employee’s performance of duties, if any, assigned to Employee by the Company or its subsidiaries the “Company Group”), or (ii) pursuant to the order of any court or administrative agency.
(b)
As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company Group in connection with its business, including but not limited to (i) products or services, (ii) fees, costs and pricing structures, (iii) designs, (iv) computer software, including operating systems, applications and programs listings, (v) flow charts, manuals and documentation, (vi) data bases, (vii) accounting and business methods, (viii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (ix) customers and clients and customer or client lists, (x) other copyrightable works, (xi) all technology and trade secrets, and (xii) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public by a person or entity other than he Employee prior to the date Employee proposes to disclose or use such information.
(c)
In the event of Employee’s termination of employment with the Company Group for any reason, Employee shall deliver to the Company (and will not keep in Employee’s possession, recreate or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by Employee pursuant to Employee’s employment or otherwise belonging to the Company Group.
2.
Whistleblower Rights.
(a)
Nothing in this Agreement shall prohibit or impede Employee from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Employee does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

(b)
Employee hereby confirms that Employee understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Employee be authorized to disclose any information covered by the Company’s attorney-client privilege or the Company’s attorney work product (x) without the prior written consent of the Company’s General Counsel or other officer designated by the Company, or (y) unless such disclosure of that information would otherwise be permitted pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise under applicable law or court order.
3.
Assignment of Work Product.
(a)
Employee shall disclose promptly in writing and assign immediately, and hereby assigns to the Company, all of Employee’s right, title and interest in and to, any original works of authorship, formulas, processes, programs, benchmarking, solutions, tools, content, databases, techniques, know-how, data, developments, innovations, inventions, improvements, trademarks, patents, copyrights or discoveries, whether or not copyrightable, patentable or otherwise legally protectible, and whether or not they exist in electronic form, print form or other tangible or intangible form of medium (hereinafter referred to collectively as “Work Product”), which Employee makes or conceives, or first reduces to practice or learns, either solely or jointly with others, during Employee’s employment with the Company Group, through Employee’s work with the Company Group, or with any other person or entity pursuant to an assignment by the Company Group. Employee acknowledges the special interest the Company Group holds in its processes, techniques and technologies and agrees that such processes, techniques and technologies shall not be directly or indirectly used or distributed by Employee for the interest of any person or entity besides the Company Group.
(b)
All disclosures and assignments made pursuant to this Agreement are made without royalty or any additional consideration to Employee other than the regular compensation paid to Employee by the applicable member of the Company Group.
(c)
Employee shall execute, acknowledge and deliver to the Company Group all necessary documents, and shall take such other action as may be necessary to assist the Company Group in obtaining by statute, copyrights, patents, trademarks or other statutory or common law protections for the Work Product covered by this Agreement, vesting title and right in such copyrights, patents, trademarks and other protections in the Company and its designees. Employee hereby agrees that the Work Product constitutes a “work made for hire” in accordance with the definition of that term under the U.S. copyright laws. Employee shall further assist the Company or its subsidiaries in every proper and reasonable way to enforce such copyrights, patents, trademarks and other protections as the Company may desire. Employee’s obligation to deliver documents and assist the Company or its subsidiaries under this Agreement applies both during and subsequent to the term of Employee’s employment.
(d)
Any Work Product which Employee may disclose to anyone within six months after the termination of Employee’s employment, or for which the Company or its subsidiaries may file an application for copyright, patent, trademark or other statutory or common law protection within 12 months after the termination of said employment, shall be presumed to have been made, conceived, first reduced to practice or learned during the term of Employee’s employment and fully subject to the terms and conditions set forth herein; provided that if Employee in fact, conceived any such Work Product subsequent to the termination of the employment and such Work Product is not based upon or derived from Confidential Information of the Company or its subsidiaries or does not relate to the scope of work performed by Employee pursuant to

Employee’s employment duties with the Company or its subsidiaries, then such Work Product shall belong to Employee and shall be Employee’s sole property. Employee assumes the responsibility of establishing by competent legal evidence that such Work Product is not based on such Confidential Information and that Employee conceived any such Work Product after the termination of Employee’s employment.
(e)
Employee represents that the Work Product does not infringe any copyright, patent or other proprietary right of any person or entity.
(f)
Attached to and made as part of this Agreement as Schedule I is a complete list of all Work Product, whether or not copyrighted, which has been made or conceived or first reduced to practice by Employee alone or jointly prior to the date of Employee’s employment with the Company Group. Such Work Product shall be excluded from the operation of this Agreement. If there is no such list on Schedule I, Employee represents that no such Work Product exists at the time of execution of this Agreement.
4.
Covenant Not to Compete; Nonsolicitation.
(a)
Employee hereby agrees that for so long as Employee is employed by the Company Group and for a period of one year thereafter (the “Noncompete Period”), Employee shall not, without the Company’s written consent, directly or indirectly, engage in, be employed by, act as a consultant for or have a financial interest (other than an ownership position of less than 1% in any company whose shares are publicly traded or any non-voting, non-convertible debt securities in any company) in any business engaged in the Company Business, or work for or provide services to any Competitor of the Company Group, within the United States or within any foreign country in which the Company Group (i) has an office, (ii) is or has engaged in Company Business or (iii) proposes to engage in Company Business, as of the date of the termination of Employee’s employment with the Company Group.
(b)
For the purposes of this Section 4, the term “Company Business” shall mean any business related to either: (i) weight loss or weight management programs, services and other similar activities, including, but not limited to, the business of creating, developing, marketing, maintaining or managing an electronic, digital, internet, web-based or other similar digital or electronic media business related to weight loss or weight management programs, services and/or other similar activities (either free or on a subscription basis); or (ii) behavioral change management toward healthy eating.
(c)
For purposes of this Section 4, the term “Competitor” means any natural person, corporation, limited liability company, firm, organization, trust, partnership, association, joint venture, government agency or other entity (including, but not limited to, the websites and other electronic or digital media of such entities) that engages, or proposes to engage, in Company Business, including, but not limited to, (i) entities that are directly engaged in Company Business; and (ii) entities that have a primary focus in broader topic areas (including, but not limited to, health, wellness, exercise and fitness), but that nevertheless engage in Company Business (provided, however, only the part of such entities that are engaged in or oversee Company Business shall be deemed a “Competitor” for purposes of this Section 4).
(d)
Employee hereby agrees that for so long as Employee is employed by the Company Group and for a period of one year thereafter (the “Nonsolicitation Period”), Employee shall not, directly or indirectly, solicit or offer employment to any person who has been employed by the Company Group at any time during the 12 months immediately preceding such solicitation.

(e)
If Employee is primarily a resident of, or primarily provides services in, the State of California on (i) the date hereof or (ii) the date of termination of Employee’s employment, (x) Sections 4(a), 4(b) and 4(c) shall not apply after the date of termination, and (y) during the portion of the Nonsolicitation Period which follows the date of termination, Section 4(d) shall be amended to delete the words “or offer employment to”.
5.
Nondisparagement.

Employee shall not make, issue or authorize any disparaging, critical or otherwise negative statements regarding any member of the Company Group or any of their affiliates, officers or directors, whether orally or in writing, to any individual, entity or party whatsoever, or post any such statements on any online forum or website. The limitations set forth in this paragraph shall not apply in respect of any statement that is required to be made by applicable law, is the type of communication described in Section 2, or is reasonably necessary in connection with the enforcement of rights under this Agreement or written agreement to which any member of the Company Group, on the one hand, and Employee, on the other hand, are parties.

6.
Cooperation.

Both during and after Employee’s employment with the Company Group, Employee shall reasonably cooperate (with due regard given to Employee’s other commitments), (i) with the Company Group in the defense of any legal matter not adverse to Employee and involving any matter that arose during Employee’s employment with the Company or any other member of the Company Group; and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company or any other member of the Company Group, in each case, relating to Employee’s employment period and not adverse to Employee. The Company Group will reimburse Employee for any reasonable travel and out-of-pocket costs and expenses incurred by Employee in providing such cooperation, subject to Company Group policies regarding expense reimbursements.

7.
Miscellaneous.
(a)
Notwithstanding any other provisions of this Agreement, if at any time a court holds that the restrictions stated in Section 4 are unreasonable or otherwise unenforceable under circumstances then existing, Employee and the Company agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area.
(b)
Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the covenants herein would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Employee agrees that, in the case of a breach or threatened breach of any of the covenants herein, the Company may seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
(c)
This Agreement may not be modified, altered, changed or terminated except upon the express prior written consent of the Company and Employee or their authorized agents. A subsequent non- competition, confidentiality or non-disclosure agreement entered into by Employee for the benefit of any member of the Company Group will not modify, alter, change or terminate this Agreement unless it expressly refers to this Agreement.
(d)
Employee is hereby advised to consult with an attorney before entering into this Agreement. Employee acknowledges and agrees that (i) no promise or inducement for this Agreement has been made except as set forth herein, (ii) this Agreement is executed by Employee without reliance upon any statement or representation by the Company except as set forth herein, and (iii) Employee is legally competent to execute this Agreement and to accept full responsibility therefor. If Employee is primarily a resident of, or primarily provides services in, Illinois on (x) the date hereof or (y) the date of termination of Employee’s employment,

Employee agrees that before being required to sign this Agreement, the Company provided Employee with 14 calendar days to review it.
(e)
Except as otherwise provided in this Agreement, the Company and Employee agree that any dispute arising under or relating in any way to this Agreement will be submitted to arbitration in New York, New York, in front of a single arbitrator, in accordance with the rules of the American Arbitration Association (“AAA”), as the exclusive remedy for such dispute. Each party shall submit three names of proposed arbitrators to the other side, including at least two names from a list of approved AAA arbitrators. If the parties cannot mutually agree on an arbitrator from such lists, each party shall strike two names from the other party’s list and the arbitrator shall then be chosen at random by the AAA from the two remaining names. The Company and Employee agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or in connection with enforcement of any decision in such arbitration. Each party shall be responsible for its own attorneys’ fees and costs associated with such arbitration, except that the cost of the arbitration (such as the Arbitrator’s fee) shall be shared equally between the Company and Employee. Furthermore, each party shall bear its own costs and attorneys’ fees, if any, incurred in connection with this Agreement.
(f)
This Agreement shall be governed by and construed in accordance with the laws of the State of New York; provided, that if Employee is primarily a resident of, or primarily provides services in, the State of California on (i) the date hereof or (ii) the date of termination of Employee’s employment, this Agreement shall be governed by and construed in accordance with the laws of the State of California.
(g)
Nothing contained in this Agreement (i) obligates the Company or any subsidiary of the Company to employ Employee in any capacity whatsoever or (ii) prohibits or restricts the Company (or any such subsidiary) from terminating the employment, if any, of Employee at any time or for any reason whatsoever, with or without cause, and Employee hereby acknowledges and agrees that neither the Company nor any other person has made any representations or promises whatsoever to Employee concerning Employee’s employment or continued employment by the Company or any of its subsidiaries.
(h)
This Agreement may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, Employee has executed this Agreement as of the date first above written.

EMPLOYEE

/s/ Jacquie Cooke
Name: Jacqueline Cooke

Date: 2/28/2025

ACKNOWLEDGED BY:

WW INTERNATIONAL, INC.

By:	/s/ Tara Comonte
Name:	Tara Comonte
Title:	Interim Chief Executive Officer

[Signature Page to Restrictive Covenant Agreement]

Schedule I

Work Product